EXHIBIT 4.16
                               U. S. ENERGY CORP.

                             STOCK WARRANT AGREEMENT

     This Stock Warrant Agreement is made in Riverton, WY this 14th day of May, 2001 by and between U. S. Energy Corp. (herein referred to as the "Company" or "USE") and Riches In Resources, Inc. (hereinafter referred to as the "Consultant").

     1. The Company hereby grants Consultant two (2) Warrants to purchase an aggregate of 30,000 shares of the common stock of the Company, $0.01 par value (hereinafter referred to as the "Shares"). The first Warrant is to purchase 10,000 shares at $4.70/share for 24 months expiring on May 14, 2003, but only if the market price for the Shares closes at or above $6.50 per share for 90 consecutive days prior to the expiration of this Warrant on May 14, 2003. The second Warrant is to purchase 20,000 shares at $4.70 per share if the market price for the Shares closes at or above $10.00 per share for 90 consecutive days prior to the expiration of such Warrant on May 14, 2003.

     2. Exercise of the Warrants shall be covered by a piggy-back registration right by the Consultant as part of the next subsequent appropriate USE registration of shares with the SEC in which exercise of the Warrants could be registered by USE. This registration would cover resale of the shares, as well. In the event that no filing occurs within the term of the Warrants, the Consultant shall have the right to demand that the Company file a registration statement with the SEC for exercise of the balance of the Warrants, or for the resale of the Shares acquired under the Warrants, but in the latter case, only if at least 10,000 shares are acquired under the Warrants. The Company agrees to file a registration statement but only at a time when financial statements for the recently concluded fiscal year have been audited. The Company and Consultant agree to each pay one half of the federal and state filing fees, Edgar filing expense, legal fees and auditor's expenses for document review.

     3. The Consultant may exercise the options under this Warrant as provided above to all or any part of the Shares by giving written notice to the Company, at its principal office, specifying the number of Shares to which the exercise shall apply, and accompanied by payment of the full purchase price for the Shares being purchased. Upon compliance with the terms of this Agreement, certificate(s) representing the Shares purchased shall be issued as soon as practicable after notice of exercise is given to the Company.

     4. In the event of Consultant's death prior to the complete exercise of the Warrant, any remaining portion of the Warrant shall terminate.

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5. The Consultant hereby represents that the Warrant granted hereunder and the
Shares purchased by him pursuant to the exercise of all or any part of the Warrant are and will be acquired by him for investment and not with a view to the distribution thereof. The Warrant is granted by the Company in reliance upon this representation. Upon the exercise of the options under this Warrant, Consultant shall not thereafter transfer, encumber or dispose of the Shares so purchased unless: (a) a registration statement covering issuance of such Shares on exercise of the Warrants is filed and becomes effective pursuant to the Securities Act of 1933, as amended, and applicable state law, or if previously exercised, the registration statement covers resale of the shares; or (b) an opinion letter of the Warrantee's counsel is obtained, satisfactory to the Company and its counsel, that such transfer is not in violation of any applicable federal or state securities laws or regulations.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and to be sealed with its corporate seal, attested by its secretary, and Consultant has executed this Agreement with the intent to be legally bound as of the date written below.

                                        U. S. ENERGY CORP.



Attest:   /s/   Max T. Evans            By:   /s/   Keith G. Larsen
       ---------------------------         ------------------------------------
        Max T. Evans,                       Keith G. Larsen,
        Secretary                           President


                                        CONSULTANT:
                                        Neal Feagans,
                                        d/b/a Riches In Resources, Inc.



Dated:   August 20, 2001                    /s/  Neal Feagans
      ----------------------------      ----------------------------------------
                                        Neal Feagans


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